Exhibit 99.2
Abercrombie & Fitch
May 2008 Sales Release
Call Script
This is Brian Logan, Vice President of Investor Relations and Controller of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 31st, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended May 31st, 2008, were $233.1 million, an 8% increase over net sales of $215.0 million for the four-week period ended June 2nd, 2007. Total Company direct-to-consumer net sales increased 35% to $17.3 million for the four-week period ended May 31st, 2008, compared to the four-week period ended June 2nd, 2007. May comparable store sales decreased 1%.
By brand, Abercrombie & Fitch comparable store sales were up 6%. Men’s comps were up by a mid teen; women’s comps were down by a low single digit. Transactions per store per week were down 3%; while average transaction value was up 11%.

Abercrombie & Fitch
May 2008 Sales Release
Call Script
In the kids business, abercrombie, comparable store sales were down 10%. Boys comps were up by a low single digit; girls comps were down by a mid teen. Transactions per store per week were down 14%; while average transaction value was up 3%.
Hollister comparable store sales were down 7%. Dudes comps were up by a low single digit; Bettys comps were down by a low double digit. Transactions per store per week were down 8%; while average transaction value was up 1%.
RUEHL comparable store sales were down 24%. Men’s comps were down a high single digit; women’s comps were down by a mid thirty. Transactions per store per week were down 36%; while average transaction value was up 5%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included, knit and fleece tops, fragrance and jeans, while shorts and graphic tees were weakest. In the feminine businesses, again on a total company basis, jeans, fleece and swimwear were strongest; while knit tops, graphic tees and shorts were weakest.

Abercrombie & Fitch
May 2008 Sales Release
Call Script
Comps were strongest in US-based “tourist” stores and international stores; while comps were weakest in the Northeast and Midwest.
We will announce June sales on Thursday, July 10th, 2008.
Thank You.

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